Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in Registration Statements on Form S-8 (Nos. 33-17642, 33-45131, 33-45132, 33-62863, 33-64860, 33-72494, 33-77586, 33-77590, 333-74873, 333-68103, 33-61089, 333-28009, 333-89127, 333-101328, 333-111487, 333-111488, 333-122942, 333-130734, 333-142918, 333-146754) and Form S-3 (No. 333-90560) of Intervoice, Inc. of our reports dated May 8, 2007, with respect to the consolidated financial statements and financial statement schedule listed in Item 15(a) of Intervoice, Inc., included in this Annual Report (Form 10-K) for the year ended February 29, 2008.
/s/ ERNST & YOUNG LLP
Dallas, Texas
April 24, 2008